                                               Filed pursuant Rule 424(b)(2)
                                                   Registration No. 33-55953


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 24, 1995)

                                  $200,000,000

                         AVCO FINANCIAL SERVICES, INC.
                      6% SENIOR NOTES DUE AUGUST 15, 2002
                            ------------------------
     Interest on the Notes is payable semiannually on February 15 and August 15, commencing February 15, 1996. The Notes may not be redeemed prior to maturity.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
                                        PRICE TO           UNDERWRITING          PROCEEDS TO
                                        PUBLIC(1)           DISCOUNT(2)         COMPANY(1)(3)
-------------------------------------------------------------------------------------------------
Per Note........................         99.658%               .550%               99.108%
-------------------------------------------------------------------------------------------------
Total...........................      $199,316,000          $1,100,000          $198,216,000
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from December 11, 1995.

(2) The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

(3) Before deducting expenses payable by the Company estimated at $289,130.

                            ------------------------

     The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about December 11, 1995.

                            ------------------------

MERRILL LYNCH & CO.

                              MORGAN STANLEY & CO.
                                  INCORPORATED

                                                            SALOMON BROTHERS INC
                            ------------------------
          The date of this Prospectus Supplement is December 5, 1995.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

                        SUMMARY OF FINANCIAL INFORMATION

     The following summary of certain financial information of the Company and its consolidated subsidiaries has been derived principally from information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995 (which are incorporated by reference herein) and is qualified in its entirety by the detailed information and financial statements set forth therein.

                                                                                                         NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                               SEPTEMBER 30,
                               -------------------------------------------------------------------   -------------------------
                                  1990          1991          1992          1993          1994          1994          1995
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                                   (THOUSANDS OF DOLLARS)                   (UNAUDITED)
REVENUES AND EARNINGS
Revenues......................  $1,251,600    $1,321,823    $1,340,834    $1,324,064    $1,388,234    $1,017,607    $1,224,982
                                ==========    ==========    ==========    ==========    ==========    ==========    ==========
Income Before Income Taxes....    $189,052      $196,886      $203,913      $225,784       259,110       194,005       214,832
Income taxes..................      71,177        72,286        75,887        83,755        96,781        72,816        80,903
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income before cumulative
  effect of changes in
  accounting principles.......     117,875       124,600       128,026       142,029       162,329       121,189       133,929
Cumulative effect of changes
  in accounting
  principles(a)...............                                (24,328)
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Net Income(b)........    $117,875      $124,600      $103,698      $142,029      $162,329      $121,189      $133,929
                                ==========    ==========    ==========    ==========    ==========    ==========    ==========

                                                                                      DECEMBER 31,
                                                                                          1994
                                                                                      ------------
                                                                                                       SEPTEMBER 30,
                                                                                                            1995
                                                                                                       --------------
                                                                                                        (UNAUDITED)
                                                                                          (THOUSANDS OF DOLLARS)
FINANCIAL CONDITION
Receivables outstanding.............................................................   $6,336,368        $7,017,206
Investments.........................................................................      704,244           827,525
Consolidated assets.................................................................    7,038,291         7,826,506
Debt (excludes savings deposits)
    Commercial paper and banks......................................................    2,430,291         2,604,018
    Notes...........................................................................    3,168,178         3,641,701
Stockholder's equity................................................................      893,744         1,004,777

NOTES TO SUMMARY OF FINANCIAL INFORMATION

(a)  Effective at the beginning of 1992, the Company adopted Statements of Financial
     Accounting Standards numbers 106, "Employers' Accounting for Postretirement Benefits
     Other Than Pensions", and 109, "Accounting for Income Taxes".
(b)  The ratios of earnings to fixed charges for the five years ended December 31, 1994 and the three months ended March 31, 1995 are set forth in the Prospectus under the heading
     "The Company -- Ratio of Earnings to Fixed Charges". Such ratio for the nine months ended September 30, 1995 was 1.6.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

     The Notes will be issued under an indenture dated as of May 15, 1984, as supplemented by a first supplemental indenture dated as of January 15, 1989 and a second supplemental indenture dated as of March 1, 1991 (the "Indenture"), between the Company and Bankers Trust Company, as Trustee (the "Trustee"), will be limited to $200,000,000 aggregate principal amount and will mature on August 15, 2002. The Notes will bear interest at the rate per annum shown on the cover page of this Prospectus Supplement from December 11, 1995 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on February 15 and August 15 of each year, commencing on February 15, 1996, to the persons in whose names the Notes are registered at the close of business on the January 31 and July 31, as the case may be, next preceding such Interest Payment Date. The Notes are to be issued only in registered form without coupons in denominations of $1,000 and any multiple of $1,000.

REDEMPTION

     The Notes may not be redeemed prior to Maturity.

CONCERNING THE TRUSTEE

     The Company and certain of its affiliates maintain bank accounts, borrow money and have other customary banking relationships with the Trustee in the ordinary course of business. The Trustee serves as trustee with respect to one other series of Debt Securities previously issued under the Indenture.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the principal amount of the Notes set forth opposite its name below. In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                           PRINCIPAL
                                                                           AMOUNT OF
                                  UNDERWRITER                                NOTES
        ---------------------------------------------------------------  -------------
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated......................................  $  60,000,000
        Morgan Stanley & Co. Incorporated..............................     60,000,000
        Salomon Brothers Inc ..........................................     60,000,000
        ABN AMRO Securities (USA) Inc..................................     10,000,000
        First Chicago Capital Markets, Inc. ...........................     10,000,000
                                                                         -------------
                      Total............................................  $ 200,000,000
                                                                           ===========

     The Company has been advised by the Representatives that the Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such public offering price less a concession not in excess of .35% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Notes are a new issue of securities with no established trading market. The Company currently has no intention to list the Notes on any securities exchange. The Company has been advised by the Representatives that the Underwriters intend to make a market in the Notes, but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Affiliates of each of ABN AMRO Securities (USA) Inc. and First Chicago Capital Markets, Inc. extend credit to, and perform other banking services for, the Company and its affiliates in the normal course of their respective businesses.

                         AVCO FINANCIAL SERVICES, INC.
                                DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES

                               ------------------

     The Company from time to time may issue in one or more series its unsecured debt securities ("Debt Securities") and warrants ("Warrants") to purchase Debt Securities (the Debt Securities and the Warrants being herein collectively called the "Securities") for proceeds up to $1,747,205,000, or the equivalent thereof if any of the Securities are denominated in a foreign currency or a foreign currency unit. The Debt Securities of each series will be offered on terms determined at the time of sale. The Debt Securities and Warrants may be sold for U.S. dollars, foreign currencies or foreign currency units, and the principal of and any interest on the Debt Securities may be payable in U.S. dollars, foreign currencies or foreign currency units. The specific designation, aggregate principal amount, the currency or currency unit for which the Securities may be purchased, the currency or currency unit in which the principal and any interest is payable, the rate (or method of calculation) and time of payment of any interest, authorized denominations, maturity, offering price, any redemption terms, any exchange or conversion terms or other specific terms of the series of Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement"). With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the Prospectus Supplement sets forth a description of the Debt Securities for which each Warrant is exercisable and the offering price, if any, exercise price, duration, detachability and other terms of the Warrants.

     The Securities may be sold through underwriters or dealers or may be sold by the Company directly or through agents designated from time to time. The names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered and their compensation are set forth in the Prospectus Supplement.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                  The date of this Prospectus is May 24, 1995

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                                ---------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the offices of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; 500 West Madison Street, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. This Prospectus does not contain all information set forth in the Registration Statements and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

     The Company intends to publish annual reports with financial information that has been audited and reported upon, with an opinion expressed, by independent auditors. These reports will not be distributed to holders of the Securities but will be available to them upon request.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, its Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 and its Current Report on Form 8-K dated May 1, 1995, heretofore filed with the Commission pursuant to the Securities Exchange Act of 1934, are incorporated herein by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED ABOVE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESSED TO: AVCO FINANCIAL SERVICES, INC., 600 ANTON BOULEVARD, P.O. BOX 5011, COSTA MESA, CALIFORNIA 92628-5011, ATTENTION:
SECRETARY (714-445-7860).

                                  THE COMPANY

     Avco Financial Services, Inc. (the "Company"), organized under the laws of Delaware on July 17, 1964, is the successor to the finance business of Seaboard Finance Company, originally established in 1927, and the finance business of Delta Acceptance Corporation Limited, originally established in 1954. All the Company's outstanding capital stock is owned by Textron Inc., a Delaware corporation. Unless the context otherwise requires, the term "Company" herein refers to Avco Financial Services, Inc. and its consolidated subsidiaries.

     The Company is principally engaged in consumer finance and insurance activities. The Company's finance operations mainly involve loans made by the Avco Financial Services Group consisting of consumer loans, which are unsecured or secured by personal property and are in relatively small amounts and for relatively short periods; real estate loans, which are secured by real property and are in larger amounts and for considerably longer periods; and retail installment contracts, principally covering personal property. As of December 31, 1994 the Company operated 1,198 finance offices located in all states of the United States (except Arkansas, Kansas, Maine, Michigan, Mississippi, Oklahoma, Texas and Vermont), the Commonwealth of Puerto Rico, the Virgin Islands, all Canadian provinces and the Yukon Territory, six Australian states and the Australian Capital Territory, Hong Kong, New Zealand, Spain and the United Kingdom. The Company's insurance business consists primarily of the sale of credit life, credit disability and casualty insurance offered by various subsidiaries (Avco Insurance Services Group), a significant part of which is directly related to its finance activities.

     The Company's principal executive offices are located at 600 Anton Boulevard, P.O. Box 5011, Costa Mesa, California 92628-5011 (tel. 714-553-1200 or, after July 1, 1995, 714-435-1200).

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:

                                             THREE MONTHS
                                                ENDED
        YEAR ENDED DECEMBER 31,               MARCH 31,
----------------------------------------     ------------
1990     1991     1992     1993     1994         1995
----     ----     ----     ----     ----     ------------
1.5      1.5      1.5      1.7      1.7           1.6

     The ratios of earnings to fixed charges represent the number of times fixed charges (interest and debt expense [without adjustments for discounts or premiums from the repurchase of debt securities] and one-third of all rent and related costs, considered to represent an appropriate interest factor, charged to income) are covered by earnings from operations before income taxes, extraordinary item, cumulative effect of changes in accounting principles and fixed charges.

                            APPLICATION OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities will be added to the general funds of the Company and will be applied initially to the reduction of short-term commercial paper borrowings incurred in the ordinary course of the financing activities of the Company. Additional financing which may be required from time to time will be effected through such means as the Company deems appropriate at the time. The amount of further financing, as well as the purposes for which the proceeds thereof will be used, cannot now be determined.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute senior debt of the Company and will be issued under one or more separate indentures described below (each an "Indenture"), in each case between the Company and a banking institution organized under the laws of the United States of America or of any State thereof (each a "Trustee"). The following summary of certain provisions of the Indentures does not purport to be complete and is qualified in its entirety by reference to the applicable Indenture, a copy of which is filed as an exhibit to the Registration Statement. All article and section references appearing herein are to articles and sections of the applicable Indenture, and all capitalized terms have the meanings specified in the applicable Indenture.

GENERAL

     The Debt Securities will be unsecured obligations of the Company. None of the Indentures limits the amount of Debt Securities which may be issued thereunder and each Indenture provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. (Article Three) The Indentures do not contain any covenant or other provision that is specifically intended to afford any Holder special protection in the event of a highly leveraged transaction. Reference is made to the Prospectus Supplement which accompanies this Prospectus for the following terms and other information with respect to the Debt Securities being offered thereby: (i) the title of the Debt Securities; (ii) the designation, aggregate principal amount and authorized denominations of such Debt Securities;
(iii) the percentage of their principal amount at which such Debt Securities will be issued; (iv) the currency, currencies or currency units for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Debt Securities may be payable; (v) the date on which such Debt Securities will mature; (vi) the rate per annum at which such Debt Securities will bear interest, if any, or the method of determination of such rate; (vii) the dates on which such interest, if any, will be payable and the record dates for such payment dates; (viii) the Trustee under the Indenture pursuant to which the Debt Securities are to be issued; (ix) any redemption terms; and (x) any exchange or conversion terms or other specific terms.

     If any of the Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, principal, premium, if any, and interest, if any, are to be payable at the Corporate Trust Office of the Trustee or its successors in The City of New York, or at the office or agency of the Company maintained for such purposes in the Borough of Manhattan, The City of New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed to the persons in whose names the Debt Securities are registered at the close of business on the day specified in the Prospectus Supplement accompanying this Prospectus. (sec. 3.12)

     The Debt Securities will be issued only in fully registered form without coupons. (sec. 3.02) Such Debt Securities will be exchangeable for other Debt Securities of the same series, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the Corporate Trust Office of the Trustee or at any other office or agency of the Company maintained for that purpose. No charge will be made to the Holder for any such exchange or transfer except for any tax or governmental charge incidental thereto. (sec. 3.05) If so specified in the Prospectus Supplement which accompanies this Prospectus, the Company may provide for the issuance of uncertificated Debt Securities in addition to or in place of certificated Debt Securities and for the issuance of one or more Global Securities denominated in an amount equal to all or a portion of the aggregate principal amount of the series of Debt Securities.

     Debt Securities of a single series may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

     One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

     None of the Company's outstanding debt is, and the Debt Securities will not be, guaranteed by Textron Inc.

CERTAIN RESTRICTIVE PROVISIONS

     None of the Indentures limits the amount of indebtedness which may be incurred by the Company or its Subsidiaries but each Indenture contains a covenant that neither the Company nor any of its Domestic Finance Subsidiaries or Domestic Insurance Subsidiaries will suffer to exist any lien upon its assets or acquire assets subject to any lien, except (i) liens for taxes and governmental charges not yet due or being contested in good faith; (ii) incidental liens other than in connection with the borrowing of money or obtaining of credit; (iii) liens securing obligations of a Domestic Finance Subsidiary or Domestic Insurance Subsidiary to the Company or another Domestic Finance Subsidiary or Domestic Insurance Subsidiary; (iv) certain liens on acquired property; and (v) conditional sales or title retention agreements and other security devices affecting certain acquired property. (sec. 12.08) In addition, each Indenture provides that neither the Company nor any Subsidiary will make any loan to, or enter into any other transaction with, an Affiliate on terms and conditions less favorable to the Company or such Subsidiary than the terms and conditions which would apply in a similar transaction with an unaffiliated party, provided that this covenant will not apply to transactions involving the Company and its Subsidiaries exclusively. (sec. 12.09) The Holders of 66 2/3% in principal amount of the Debt Securities at the time Outstanding of each series which is affected thereby, may waive from time to time compliance by the Company with the foregoing restrictive covenants. (sec. 12.11)

MODIFICATION OF THE INDENTURES

     Modifications and amendments of any Indenture may be made by the Company and the applicable Trustee with the consent of the Holders of 66 2/3% in principal amount of each series of the Debt Securities at the time Outstanding under such Indenture which is affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Debt Security affected thereby: (i) modify the terms of payment of principal, premium, if any, or interest; (ii) reduce the above stated percentage of Holders of Debt Securities necessary to modify or amend such Indenture or waive compliance by the Company with any restrictive covenant; or (iii) subordinate the indebtedness evidenced by the Debt Securities to any indebtedness of the Company. (sec. 11.02)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Except as may otherwise be set forth in the Prospectus Supplement, each Indenture provides that the following are Events of Default thereunder with respect to any series of Debt Securities issued thereunder; default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of the Debt Securities of such series; default for 30 days in the payment of any installment of interest on any Debt Security of such series; default for 60 days after written notice in the performance of any other covenant in respect of the Debt Securities of such series contained in such Indenture; certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or its property; an event of default with respect to any other series of Debt Securities outstanding under such Indenture or as defined in any other indenture or instrument evidencing or under which the Company has outstanding any indebtedness for borrowed money, as a result of which indebtedness of the Company shall have been accelerated and such acceleration shall not have been annulled within 10 days after written notice thereof; and any other Event of Default provided in the applicable resolution of the Board of Directors or supplemental indenture under which such series of Debt Securities is issued. (sec. 7.01) An Event of Default with respect to a particular series of Debt Securities does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under the same or another Indenture. The

Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal, premium or interest) if it considers such withholding in the interests of such Holders. (sec. 8.02)

     If an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, the Trustee or the Holders of 25% in aggregate principal amount of the Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement accompanying this Prospectus, of all the Debt Securities of such series to be due and payable immediately. (sec. 7.02)

     Each Indenture contains a provision entitling the Trustee to be indemnified by the Holders of Debt Securities issued thereunder before proceeding to exercise any right or power under such Indenture at the request of any Holders. (sec. 8.03) Each Indenture provides that the Holders of a majority in principal amount of the Outstanding Debt Securities of any series issued thereunder may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee, with respect to the Debt Securities of such series. (sec. 7.12) The right of the Holder to institute a proceeding with respect to the applicable Indenture is subject to certain conditions precedent including notice and indemnity to the applicable Trustee, but each Holder has an absolute right to receipt of principal, premium, if any, and interest at the respective Stated Maturities (or, in the case of redemption, on the Redemption Date) or to institute suit for the enforcement thereof. (sec.sec. 7.07 and 7.08)

     The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of such series waive any past defaults except (a) a default in payment of the principal of (or premium, if any) or interest, if any, or sinking fund payments, if any, on any Debt Security of such series and (b) a default in respect of a covenant or provision of the applicable Indenture which cannot be amended or modified without the consent of the Holder of each Outstanding Debt Security affected. (sec. 7.13)

     Each Indenture requires the Company to furnish to the applicable Trustee annual statements as to the fulfillment by the Company of its obligations under such Indenture. (sec. sec. 9.04 and 12.06)

CONCERNING THE TRUSTEES

     Business and other relationships (including other trusteeships) between the Company and its affiliates and each Trustee under any Indenture pursuant to which any of the Debt Securities to which the Prospectus Supplement accompanying this Prospectus relates are described in such Prospectus Supplement.

                            DESCRIPTION OF WARRANTS

     The following statements with respect to the Warrants are summaries of, and subject to, the detailed provisions of one or more separate Warrant Agreements (each a "Warrant Agreement") between the Company and one or more banking institutions organized under the laws of the United States of America or any State thereof, as Warrant Agent (each a "Warrant Agent"), a form of which is filed as an exhibit to the Registration Statement.

GENERAL

     The Warrants, evidenced by Warrant Certificates (the "Warrant Certificates") may be issued under a Warrant Agreement independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. If Warrants are offered, the Prospectus Supplement will describe the terms of the Warrants, including the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Warrants; (iii) if applicable, the designation and terms of the Debt Securities with which the Warrants are issued and the number of Warrants issued with each such Debt Security; (iv) if applicable, the date on and after which the Warrants and the related Debt Securities will be separately transferable;
(v) the principal amount of Debt Securities purchasable upon exercise of one Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (vi) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (vii) federal income tax consequences; (viii) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form; and (ix) any other terms of the Warrants.

     Warrant Certificates may be exchanged for new Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Warrant Agent or any Co-Warrant Agent, which will be listed in the Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of Debt Securities (except to the extent that the consent of Warrantholders may be required for certain modifications of the terms of an Indenture and the series of Debt Securities issuable upon exercise of the Warrants) and are not entitled to payments of principal and interest, if any, on such Debt Securities.

EXERCISE OF WARRANTS

     Warrants may be exercised by surrendering the Warrant Certificate at the corporate trust office of the Warrant Agent or at the corporate trust office of the Co-Warrant Agent, if any, with the form of election to purchase on the reverse side of the Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon exercise of Warrants, the Warrant Agent will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the exercising Warrantholder and at the sole cost and risk of such holder. If less than all of the Warrants evidenced by the Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities (i) through underwriters or dealers;
(ii) directly to one or more institutional purchasers; or (iii) through agents. The Prospectus Supplement with respect to the Securities being offered thereby sets forth the terms of the offering of such Securities, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Company's Prospectus Supplement if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered is named, and any commissions payable by the Company to such agent are set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     As one of the means of direct issuance of the Debt Securities, the Company may utilize the services of another entity to conduct an electronic "dutch auction" of the Debt Securities among potential purchasers who are eligible to participate in the auction of such Securities, as described in the Prospectus Supplement.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                            LEGAL AND AUDIT OPINIONS

     Certain legal matters in connection with the Securities being offered hereby will be passed upon for the Company by its Senior Vice President, Secretary and General Counsel, Herbert F. Smith, Esq., 600 Anton Boulevard, P.O. Box 5011, Costa Mesa, California 92628-5011, and for any underwriters or agents by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, 125 West 55th Street, New York, New York 10019.

     The consolidated financial statements and schedules of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Summary of Financial Information......   S-2
Description of Notes..................   S-4
Underwriting..........................   S-4
PROSPECTUS
Available Information.................     2
Documents Incorporated by Reference...     2
The Company...........................     3
Application of Proceeds...............     3
Description of Debt Securities........     4
Description of Warrants...............     6
Plan of Distribution..................     7
Legal and Audit Opinions..............     8

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                                  $200,000,000

                                 AVCO FINANCIAL
                                 SERVICES, INC.

                                6% SENIOR NOTES
                              DUE AUGUST 15, 2002

                            ------------------------

                             PROSPECTUS SUPPLEMENT
                            ------------------------

                              MERRILL LYNCH & CO.

                              MORGAN STANLEY & CO.
                                  INCORPORATED

                              SALOMON BROTHERS INC

                                DECEMBER 5, 1995

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